EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EDAP TMS S.A.:

We consent to the incorporation by reference in the registration statements (No. 333-188112 and No. 333-217160) on Form S-8 of EDAP TMS S.A. of our reports dated April 16, 2020, with respect to the consolidated balance sheets of EDAP TMS S.A. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 20-F of EDAP TMS S.A..

Our report dated April 16, 2020, on the consolidated financial statements, refers to the change in EDAP TMS S.A.’s method of accounting for leases in 2019, due to the adoption of ASU No. 2016-02 Leases (Topic 842).

Our report dated April 16, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that EDAP TMS S.A. did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to general IT controls, in particular related to change activities, has been identified and included in management’s assessment.

/s/ Sara Righenzi de Villers

Partner

KPMG Audit, a department of KPMG S.A.

Lyon, France
April 16, 2020